Bank of South Carolina Corporation
P.O. Box 538
Charleston, SC 29402

CONTACT:	William L. Hiott, Jr.
TELEPHONE:	(843) 724-1500
DATE:	September 24, 2009

FOR USE: IMMEDIATE

NEWS RELEASE

FOR IMMEDIATE RELEASE

Bank of South Carolina Corporation Strengthens Reserves

Charleston, SC – The Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent Company for The Bank of South Carolina, announced that it elected to omit paying its third quarter dividend in order to fund an increase to the Provisions for Loan Losses, to raise its reserves.  Hugh C. Lane, Jr., President and Chief Executive Officer of The Bank of South Carolina, stated, “After a long term evaluation of our significant loan and deposit growth, the economy, and listening to regulator expectations, we decided that additional funding to the provision for loan losses is the proper strategy in today’s environment.  This action is voluntary, and will further strengthen the position of the Company today and into the future.”

The Board of Directors of the Company intends to resume the payment of dividends in the fourth quarter.

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community.  It is also available on its website at www.banksc.com.  Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol “BKSC”.  Select market makers for the stock for Bank of South Carolina Corporation are: Knight Equity Markets, LP, Automated Trading Desk and UBS Securities, LLC.